99.1     Press  release  dated  September  16,  2005

Hyperdynamics' Trendsetter Production Company Signs Natural Gas Sales Contract with BP
Norris  Field  Wells  To  Connect  to  El  Paso  Energy  Pipeline

Friday,  September  16,  2005-- Houston, Texas-- Hyperdynamics Corporation (AMX:
HDY) announced today that its subsidiary, Trendsetter Production Company, has signed a contract with BP Energy Company, part of BP p.l.c. (NYSE:BP) to sell its natural gas at market price. The company also signed a contract with Tennessee Gas Pipeline, a subsidiary of El Paso Energy (NYSE:EP), to provide pipeline facility connection for its natural gas to be sold to BP. Trendsetter currently has twelve (12) wells located on its Willard Norris Lease that have been awaiting the execution of these contracts and completion of a gas gathering system. The Company is diligently moving forward with installing the production facilities and expects to be producing these wells sometime in October.

Kent Watts, CEO of Hyperdynamics said, "With these agreements in place, we have the ability to increase our production revenues. We can also look seriously at all the rest of our acreage in the vicinity of our new gas gathering and transmission system, and drill wells specifically to maximize natural gas revenues in addition to our oil production."

About  BP

BP is of one of the world's largest energy companies, providing its customers with fuel for transportation, energy for heat and light, retail services and petrochemicals products for everyday items. More information about BP can be found at: www.bp.com
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About  El  Paso  Energy

El Paso Corporation provides natural gas and related energy products in a safe, efficient, dependable manner. They own North America's largest natural gas pipeline system and one of North America's largest independent natural gas producers. More information about the company can be found at: www.elpaso.com
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About  Hyperdynamics

Hyperdynamics Corporation provides energy for the future by exploring and exploiting new energy sources worldwide. The company's internationally active oil and gas subsidiary, SCS Corporation, owns rights to explore and exploit acreage offshore West Africa. HYD Resources Corporation focuses on domestic production in proven areas. More information on Hyperdynamics Corporation can be obtained at: www.hypd.com
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Safe  Harbor  Statement: Statements contained herein that are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, detailed in the company's filings with the SEC.

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Contact:
Hyperdynamics,  Houston
Chris  Watts,  713-353-9400
Cwatts@hypd.com
or
Stock  Enterprises  (Investor  Relations)
Jim  Stock,  702-274-5400
stockenter@aol.com